NEWS RELEASE

Kaman Corporation Bloomfield, CT USA P (860) 243-7100 www.kaman.com

KAMAN SIGNS AGREEMENT TO ACQUIRE
PARKER DISTRIBUTOR CALKINS FLUID POWER

BLOOMFIELD, Connecticut (November 6, 2015) – Kaman Corporation (NYSE:KAMN) today announced that its Distribution Segment (Kaman) has signed a definitive agreement to acquire substantially all the assets of Calkins Fluid Power, Inc. (Calkins), a distributor of fluid power components and systems.  Terms of the sale were not disclosed.

Founded in the 1920s, Calkins is a full-line authorized distributor of Parker's mobile and industrial hydraulics, filtration and pneumatics products.  Calkins also designs and integrates hydraulic power units and systems.  Calkins operates out of Spokane, Washington and serves a variety of industries throughout Washington, Montana and Idaho.  The company will become part of Kaman's fluid power platform.

"The acquisition of Calkins represents a continuation of our strategy to build a strong fluid power position and further supports our strategic relationship and authorizations with our primary supplier, Parker Hannifin.  We see significant growth opportunities and synergies with Calkins and our previously announced acquisitions in the Pacific Northwest of Northwest Hose & Fittings and Western Fluid Components.  Calkins is a strong company with excellent technical capabilities that will enhance our capabilities to offer all three Parker motion product groups in this market," said Tribby Warfield, Senior Vice President, General Manager of Kaman Fluid Power.

About Kaman Corporation
Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman, and headquartered in Bloomfield, Connecticut conducts business in the aerospace and industrial distribution markets.  The company is a leading distributor of industrial parts, and operates more than 200 customer service centers and five distribution centers across North America.  Kaman offers more than four million items including bearings, mechanical power transmission, electrical, material handling, motion control, fluid power, automation and MRO supplies to customers in virtually every industry.  Kaman also provides engineering, design and support for automation, electrical, linear, hydraulic and pneumatic systems as well as belting and rubber fabrication, customized mechanical services, hose assemblies, repair, fluid analysis and motor management.  Additionally, the company produces and/or markets widely used proprietary aircraft bearings and components; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; aerostructure engineering design analysis and FAA certification services; safe and arm solutions for missile and bomb systems for the U.S. and allied militaries; design and supply of aftermarket parts to MRO aerospace markets; K-MAX® medium to heavy lift helicopters; and support for the company's SH-2G Super Seasprite maritime helicopters and K-MAX® aircraft.  More information is available at www.kaman.com.

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Contacts:
Eric Remington  David Mayer
Vice President, Investor Relations  Vice President, Marketing & Services
Kaman Corporation  Kaman Industrial Technologies Corporation
(860) 243-6334  (860) 687-5185
eric.remington@kaman.com  dave.mayer@kaman.com